EXHIBIT 23.01

CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-119343 and 333-119342) of our report dated March 21, 2005, with respect to the consolidated financial statements included in this Annual Report (Form 10-K) of Boots & Coots International Well Control, Inc. and subsidiaries.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas
March 31, 2005